$500 $600 $700 $800 $900 $1,000 $1,100 $1,200 $1,300 $1,400 $1,500 -50% -25% 0% 25% 50% Payment at Maturity Underlying Return Worst Performer The Securities Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: iShares ® Russell 2000 ETF (ticker: “ IWM ”) and SPDR ® S&P ® MidCap 400 ® ETF Trust (ticker: “ MDY ”) Pricing date: February 12, 2021 Valuation date: February 22, 2022 Maturity date: February 25, 2022 Return amount: $1,000 × the underlying return of the worst performer × the upside participation rate Upside participation rate: 125% Maximum return: At least 10% (to be determined on the pricing date) Final buffer value: For each underlying, 85% of its initial underlying value CUSIP / ISIN: 17328NCH9 / US17328NCH98 Equity ratio: For each underlying, the stated principal amount divided by its final buffer value Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value: For each underlying, its closing value on the valuation date Underlying return: For each underlying: (Final underlying value - initial underlying value) / initial underlying value Worst performer: On the valuation date, t he underlying with the lowest underlying return Payment at maturity : • If the final underlying value of the worst performer is greater than its initial underlying valu e: $1,000 + the return amount, subject to the maximum return at maturity • If the final underlying value of the worst performer is less than or equal to its initial underlying value but greater than or equal to its final buffer value: $1,000 • If the final underlying value of the worst performer is less than its final buffer value: a fixed number of underlying shares of the worst performer equal to its equity ratio (or, if we elect, the cash value of those shares based on its final underlying value) If the final underlying value of the worst performer is less than its final buffer value , you will receive underlying shares of the worst performing underlying (or, in our sole discretion, cash) that will be worth less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated February 5 , 2021 Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 53 - Week Geared Buffer Securities Linked to the Worst Performing of the iShares ® Russell 2000 ETF and the SPDR ® S&P ® MidCap 400 ® ETF Trust Due February 25, 2022 Hypothetical Payment at Maturity* B C A D Hypothetical Worst Underlying Return Hypothetical Security Return Hypothetical Payment at Maturity D 50.00% 10.00% $1,100.00 25.00% 10.00% $1,100.00 10.00% 10.00% $ 1,100.00 C 5.00% 6.25% $ 1,062.50 B 0.00% 0.00% $1,000.00 - 5.00% 0.00% $1,000.00 - 15.00% 0.00% $1,000.00 A - 15.01% - 0.01% $ 999.90 - 30.00% - 17.65% $823.53 - 50.00% - 41.18% $588.24 - 100.00% - 100.00% $0.00 * For any scenario where the final underlying value of the worst performer is less than its final buffer value, the diagram and table indicate the value of the underlying shares of the worst performing underlying that you would receive at maturity based on the final underlying value of the worst performer, which is the closing value of the worst performer on the valuation date. On the maturity date, the value of any underlying shares you receive may differ from their value on the valuation date.

Selected Risk Considerations • If the final underlying value of the worst performer is less than its final buffer value, you will not be repaid the stated principal amount of your securities at maturity but, instead, will receive underlying shares of the worst performer (or, in our sole discretion, cash based on the value thereof) that will be worth less than your initial investment in the securities and may be worth nothing. Although the securities reflect a “geared buffer” with respect to the depreciation of the worst performing underlyinig, the benefit of that buffer will diminish the greater the depreciation of the worst performing underlying. • Your potential total return on the securities at maturity is limited to the maximum return at maturity, even if the worst performer appreciates by significantly more than the maximum return at maturity. • The securities do not pay interest. • The return on the securities depends solely on the performance of the worst performer. As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • You will be subject to risks relating to the relationship among the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • You will not receive dividends or have any other rights with respect to the underlyings. • Your payment at maturity depends on the closing value of the worst performer on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The iShares ® Russell 2000 ETF is subject to risks associated with small capitalization stocks. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 224495 and 333 - 224495 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.